EXHIBIT (a) (1)
ING CLARION REAL ESTATE INCOME FUND
ING CLARION GLOBAL REAL ESTATE INCOME FUND
CODE OF ETHICS
Adopted Under Rule 17j-1
ING Clarion Real Estate Income Fund and ING Clarion Global Real Estate Income Fund, (each a “Trust,” and together, the “Trusts”) are confident that their officers, Trustees and other persons involved with the Trusts’ business act with integrity and good faith. The Trusts recognize, however, that personal interests may conflict with the Trusts’ interests where officers, Trustees and certain other persons:
•	Know about the Trusts’ present or future portfolio transactions; or

•	Have the power to influence the Trusts’ portfolio transactions; and

•	Engage in securities transactions in their personal account(s).
In an effort to prevent conflicts of interest from arising, and in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”), each Trust has adopted this Code of Ethics (the “Code”) to address transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures. Definitions of underlined terms used throughout the Code are included in Appendix I.
I. ABOUT THIS CODE OF ETHICS
A.	Who is Covered by the Code?

Each Trust’s access persons are covered under this Code. A Trust’s access persons generally are:
•	All Trustees of a Trust, both interested and independent;

•	All Trust Officers; and

•	Natural persons in a control relationship to a Trust who obtain information concerning recommendations about the purchase or sale of a security by a Trust (“Natural Control Persons”). The Trusts do not currently have any Natural Control Persons.

B.	What Rules Apply to Me?
•	This Code sets forth specific prohibitions and restrictions. They apply to all access persons of a Trust except where otherwise noted. The Code also sets out securities transaction reporting requirements for access persons. For the reporting requirements that apply to you, please refer to Parts A or B, as indicated below. The securities transaction reporting requirements for officers and employees of ING CRES are found in the ING CRES Code of Ethics.

•	Independent Trustees Part A

•	Interested Trustees and Trust Officers Part B
II. STATEMENT OF GENERAL PRINCIPLES
In recognition of the trust and confidence placed in the Trusts by shareholders, and because each Trust believes that its operations should benefit its shareholders, each Trust has adopted the following principles to be followed by its access persons:
A.	The interests of the Trust’s shareholders are paramount. You must place shareholder interests before your own.

B.	You must accomplish all personal securities transactions in a manner that avoids any conflict between your personal interests and the interests of the Trust or its shareholders.

C.	You must avoid actions or activities that allow you or your family to benefit from your position with the Trust, or that bring into question your independence or judgment.
III. GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION
Each Trust’s access persons may not, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by the Trust:
A.	Employ any device, scheme or artifice to defraud the Trust;

B.	Make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

D.	Engage in any manipulative practice with respect to the Trust.

IV. REPORTING REQUIREMENTS
Access persons of each Trust must comply with the reporting requirements set forth in Parts A and B (attached), with the exception of those access persons reporting their personal trades under the code of ethics of ING Clarion Real Estate Securities L.P. (ING CRES).
V. TRADING IN TRUST SHARES
Trustees and Officers of the Trusts must refrain from trading in Trust shares when they are in possession of material, non-public information concerning the Trusts (regardless of how that information was obtained). As it applies to the Independent Trustees, this prohibition is described in greater detail in Section VIII of this Code of Ethics, “Policies and Procedures Designed to Detect and Prevent Insider Trading and to Preserve Confidential Information.” The prohibition is extended to Interested Trustees and Officers of the Trust (as well as other employees of ING CRES) by virtue of ING CRES’ Policies and Procedures to Prevent the Misuse of Material Non-Public Information. In order to avoid instances of non-compliance or instances that create the impression of impropriety, no Trustee or Officer of the Trusts may:
A.	Trade in Trust shares while a “blackout” is in place (generally, the period in advance of press releases relating to dividends, distributions or other significant events). The Chief Compliance Officer will generally inform the Trustees and Officers (as well as relevant employees of ING CRES) when a blackout is imposed and when it is later lifted.

B.	Engage in short-term trading activity in Trust shares. As described in Part B below, Trustees and Officers may not profit as a result of a purchase and sale (or sale and purchase) of Trust shares within a period of less than six months. This restriction is imposed in recognition of such persons’ “insider” status with respect to the Trusts. Short-term trading may create the appearance of insider trading.

C.	Engage in any transactions where you profit if the value of Trust shares fall. An example of such a transaction is a short sale.

D.	Engage in any transaction in options related to Trust shares.

E.	Encourage others to engage in transactions in Trust shares in which you cannot engage.

VI. REVIEW AND ENFORCEMENT OF THE CODE
A.	The CCO’s Duties and Responsibilities.
1.	The CCO shall notify each person who becomes an access person of the Trust and who is required to report under this Code of Ethics of their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

2.	The CCO will, on a quarterly basis, compare all reported personal securities transactions with a list of Securities comprising the Trust’s investable universe during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the CCO must give the person a reasonable opportunity to supply explanatory material.

3.	If the CCO finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the CCO must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person, to the President. The President will determine whether the person violated the Code and may consult legal counsel for the Trust in making this determination, as necessary.

4.	No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5.	The CCO will submit his or her own reports, as may be required pursuant to Parts A and B (attached), to an alternate review officer who shall fulfill the duties of the CCO with respect to the CCO’s reports.

6.	The CCO will create a written report detailing any approval(s) granted to access persons for the acquisition of securities offered in connection with an IPO or limited offering. The report must include the rationale supporting any decision to approve such an acquisition.
B.	Resolution; Sanctions.
If the President determines that a person has violated the Code pursuant to paragraph A.(3) above, the President will impose upon the person a resolution of the situation and/or sanctions that the President deems appropriate. The President will submit the resolution, with a report of the violation, to the Board at the next regularly scheduled Board meeting unless, in the President’s sole discretion, circumstances warrant an earlier report.

VII. ANNUAL WRITTEN REPORTS TO THE BOARD
At least annually, the CCO and investment adviser(s) (including any sub-advisers) (if required) will provide written reports to the Trusts’ Board of Trustees as follows:
A.	Issues Arising Under the Code. The reports must describe any issue(s) that arose during the previous year under the codes or procedures thereto, including any material code or procedural violations, and any resulting sanction(s). The CCO, President and investment adviser(s) (including any sub-advisers) may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

B.	The CCO, President and investment adviser(s) (including any sub-advisers) may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

C.	Certification. Each report must be accompanied by a certification to the Board that each Trust and investment adviser(s) (including any sub-advisers) have adopted procedures reasonably necessary to prevent their access persons from violating their code of ethics.
VIII. POLICIES AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING AND TO PRESERVE CONFIDENTIAL INFORMATION
The following policy applies only to the Independent Trustees of the Trusts. All interested Trustees of the Trusts, and officers and employees of ING CRES are subject to the ING CRES Policies and Procedures to Prevent the Misuse of Material Non-Public Information.
A.	Policy Statement On Insider Trading
     No Independent Trustee of the Trusts shall: (1) trade on material nonpublic information in violation of the law, either personally or on behalf of others; or (2) communicate material nonpublic information to others in violation of the law. This conduct is often referred to as “insider trading.” This policy applies to transactions in Trust shares as well as other securities; it applies to trades for the account of the Independent Trustee, his or her spouse and minor children and to other related persons or entities such as corporations or trusts over which the Independent Trustee has control; and it extends to activities within and outside each Independent Trustee’s duties as a Trustee.
     B. Policy Statement On Confidential Information
     Each Independent Trustee shall preserve the confidentiality of non-public information learned in the course of their service as a Trustee and shall disclose such confidential information only to authorized persons who need to know the information for business purposes.

     C. Insider Trading Law
     The term “insider trading” is not defined in the federal securities laws, and the law concerning insider trading is still evolving. It is generally understood that the law prohibits:
•	trading by an insider, while in possession of material nonpublic information;

•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating material nonpublic information to others.
The italicized terms above, the elements of insider trading, and the penalties for such unlawful conduct are discussed below.
1.	Who is an Insider?
The concept of insider is broad. It includes officers, directors and employees of an entity such as a private company or municipality. In addition, a person who is not an employee of the entity can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of the entity’s affairs and as a result is given access to information solely for the entity’s purposes. A temporary insider can include, among others, the entity’s outside attorneys, accountants, consultants, bank lending officers, financial adviser, financial printer, underwriter or placement agent, and the employees of any such organization. Before an outsider will be deemed to be such a temporary insider, the employing entity must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty.
2.	What is Material Information?
Trading while in possession of information received as an insider or from an insider is not prohibited unless the information is material. Information generally will be deemed “material” when either there is a substantial likelihood that a reasonable investor would consider it important in making the investment decision, or it is reasonably certain to have a substantial effect on the price of a security. Material Information about a Trust might include financial information, such as earnings, dividends and capital gains distributions; plans for securities offerings, stock splits or stock dividends; lawsuits, arbitration filings or other significant claims against the Adviser or the Trusts, regulatory developments, or developments affecting any security held by one or more of the Trusts (particularly where such holdings might be expected to generate publicity); changes in management personnel or control and potential mergers, acquisitions or joint ventures.

Information that might be considered material about Trust portfolio securities includes, but is not limited to: information about the operations of an issuer, such as changes in earnings or earnings estimates, significant expansion or curtailment of operations, significant merger or acquisition proposals or agreements, extraordinary management developments, purchase or sale of substantial assets, etc.
Material information does not have to relate to financial matters pertaining to a Trust. For example, in Carpenter v. U.S., the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.
3.	What is Nonpublic Information?
Even if information is material, it must also be nonpublic before liability will arise for trading. Information is “nonpublic” until it has been effectively communicated to the marketplace. A person claiming that information is public must be able to point to some fact to show that the information has been made publicly available. For example, information found in a prospectus or report filed with the SEC or in an official statement or preliminary official statement that has been distributed, or appearing in Dow Jones, The Bond Buyer, The Wall Street Journal or other publications of general circulation, would be considered public.
4.	(a) Basis for Liability — violation of an insider’s duty to keep information confidential.
In 1980, the Supreme Court found that a person in possession of material nonpublic information is prohibited from trading on such information only if he owes a fiduciary duty of disclosure to someone in the marketplace. That is, mere possession of material nonpublic information does not give rise to a duty to either disclose the information or abstain from trading; only where a fiduciary relationship exists between parties to the transaction does the need to disclose or abstain arise. Chiarella v. U.S.
In Dirks v. SEC (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders:
“temporary insiders” — non-insiders can become “temporary insiders” by entering into a relationship with the issuer through which they gain access to confidential information (e.g., financial advisers, attorneys, accountants); or
“tippees” — non-insiders can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders. In the “tippee” situation, however, a breach of duty occurs only if the insider (the “tipper”) personally benefits, directly or indirectly, from the disclosures. The benefit does not have to be a direct payment for information; it can be a gift, a reputational benefit that may be expected to translate into future earnings, or any relationship that suggests a quid pro quo.
Every Independent Trustee stands in a fiduciary relationship with respect to the Trusts and therefore has a duty to keep insider information about the Trusts confidential. There may be other situations where an Independent Trustee may be in a fiduciary relationship with another party, and it is possible that an Independent Trustee could be a “tippee” of an insider breaching his or her duty. In each such case, the fact that use of such information would breach a fiduciary duty would require the Independent Trustee to abstain from trading in the securities affected by nonpublic information the Independent Trustee may possess.
(b) Basis for liability — misappropriation of material nonpublic information
Another basis for insider trading liability is “misappropriation” — trading on material nonpublic information that was stolen or misappropriated from any other person. For example, in U.S. v. Carpenter, the Supreme Court found that a columnist violated insider trading laws when he stole information from The Wall Street Journal — the contents of soon-to-be published “Heard on the Street” columns — and used it for trading in the securities markets.
5.	Penalties for Insider Trading
Penalties for trading on or communicating insider information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: (a) civil injunctions, (b) treble (triple) damages, (c) disgorgement of profits, (d) jail sentences, (e) fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and (f) fines for the employer or other controlling person (see Section 6 below) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
6.	Liability of Trusts as a Controlling Person
A Trust can also be liable for civil penalties for insider trading as a “controlling person.” A controlling person is deemed under the law to be liable for insider trading violations of “controlled persons” (e.g., Trust employees) if the controlling person knew or recklessly disregarded the fact that a controlled person was likely to engage in insider trading and failed to take action to prevent the violation. The term controlling person includes ING CRES, the Trusts, any person with the power to influence or control the direction or management, policies or activities of another person, and arguably includes the Trustees of the Trusts and the officers and directors of ING CRES.
     D. Procedures To Implement Insider Trading Policy
     The following procedures have been established to aid the Trusts and the Independent Trustee in avoiding insider trading, and to aid the Trusts in preventing, detecting and imposing sanctions against insider trading.
     1. Restrictions on trading and communication pending review.
a. Trust shares
Whenever an Independent Trustee is in possession of material, non-public information concerning the Trusts (regardless of how that information was obtained), he or she
(i) must refrain from buying or selling Trust shares until after publication of such information and the passage of a reasonable time thereafter; and
(ii) must not permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell such securities.
b. Securities other than Trust shares
Before trading for yourself or others in the securities of any issuer or public company about which you may have potential inside information, and before communicating such information to others, ask yourself the following questions:
•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Dow Jones News Service, Reuters New Service, The Wall Street Journal, The Bond Buyer or other publications of general circulation?
If, after consideration of the above, you believe that the information may be both material and nonpublic, or if you have questions as to whether the information is both material and nonpublic, you must refrain from trading in those securities and from communicating the information to others, and you should consult with the Chief Compliance Officer, who will determine whether the information is material and nonpublic.
     2. Restricting Access to Material Nonpublic Information.
     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, except as provided above. Independent Trustees should avoid discussions of such information with anyone who does not have a legitimate business need to know such information. In addition, care should be taken so that such information is secure. For example, access to board books, memoranda, and files, including computer files, containing material nonpublic information should be restricted.
     E. Application Of Insider Trading Policy And Procedures
Application of this policy and procedures to actual fact situations will in each case require some exercise of judgment. Generalizations are difficult to make, so each situation must be analyzed separately. However, following are a few examples to assist you in understanding how these policies and procedures are intended to operate:
•	An Independent Trustee also serves as a board member of Company A. The Independent Trustee learns at a Company A board meeting that the issuer of a security held by a Trust is in financial distress and is contemplating a bankruptcy filing. This information is nonpublic, and because the bankruptcy filing may affect the market price of the Trust’s shares (depending on the size of the position the Trust holds), it is arguably material. The Independent Trustee cannot communicate this information to others and neither he nor related parties may trade in the securities of the Trust until the information become public.

•	An Independent Trustee learns at a meeting of the Trusts’ Board that a Trust will soon need to reduce its dividend by a slight but significant amount. This information is nonpublic, and because this reduction may well affect the market price of the Trust’s shares, it is material. The Independent Trustee cannot communicate this information to others and neither he nor related parties may trade in the securities of the Trust until the information become public.
Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth herein, you are in doubt as to whether information is material or nonpublic, or whether you received such information as an insider or non-insider, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, you must discuss the matter with the Chief Compliance Officer before any trading may take place and before communicating the information to anyone other than in accordance with these procedures.

IX. INTERRELATIONSHIP WITH OTHER CODES OF ETHICS
A.	General Principle: Overlapping Responsibilities.
A person who is both an access person of a Trust and an access person of ING CRES (or an access person of a sub-adviser to a Trust) is only required to report under and otherwise comply with the investment adviser’s code of ethics, provided such code has been adopted pursuant to and in compliance with Rule 17j-1. Such a report will satisfy any reporting obligations under this Code. These access persons, however, remain subject to the principles and prohibitions in Sections II , III and V hereof.
B.	Procedures.
Each investment adviser must:
1.	Submit to the Board of Trustees of the Trust a copy of its code of ethics adopted pursuant to or in compliance with Rule 17j-1;

2.	Promptly furnish to the Trust, upon request, copies of any reports made under its code of ethics by any person who is also covered by the Trust’s Code; and

3.	Promptly report to the Trust in writing any material amendments to its code of ethics, along with the certification described in Section VII above.
X. RECORDKEEPING
Each Trust will maintain the following records in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the U.S. Securities and Exchange Commission and other regulatory agencies.
A.	A copy of this Code and any other code adopted by the Trust, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.	A record of any material Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.	A copy of any transaction report made by an Independent Trustee under this Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

D.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.	A copy of each annual report required by Section VII of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

F.	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or limited offering.
XI. MISCELLANEOUS
A.	Confidentiality.

All reports and other information submitted to the Trust pursuant to this Code will be treated as confidential to the maximum extent possible, provided that such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies and to persons who have a need to know for purposes of administering this Code.

B.	Interpretation of Provisions.

The Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

C.	Compliance Certification.

Each access person of the Trust must complete the Compliance Certification, attached as Appendix II, annually.
Adopted this 18th day of February, 2009.

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REPORTING REQUIREMENTS
PART A — INDEPENDENT TRUSTEES
I. QUARTERLY TRANSACTION AND ACCOUNT REPORTS
A.	You are required to report individual Securities transactions or any securities accounts you establish, only if you knew at the time of the transaction, or in the ordinary course of fulfilling your official duties as a Trustee should have known, that during the 15-day period immediately preceding or following the date of your transaction, the same Security was purchased or sold, or was being considered for purchase or sale, by the Trust. You are required to report the opening of a securities account only if the account holds or held securities that are the subject of a report required under this paragraph A.

The “should have known” standard does not:
•	imply a duty of inquiry;

•	presume you should have deduced or extrapolated from discussions or memoranda dealing with the Trust’s investment strategies; or

•	impute knowledge from your awareness of the Trust’s portfolio holdings, market considerations, or investment policies, objectives and restrictions.
If you knew or should have known of a transaction in a Security by a Trust in which you or a member of your household also traded during this 15 day period, then you must report those Securities transactions effected, as well as any securities accounts you established, during the quarter. You must submit your report to the CCO no later than 30 days after the end of each calendar quarter. A report may consist of a copy of your brokerage statement, or another document acceptable to the Chief Compliance Officer.
B.	You are not required to report the following trades in Securities, even if you knew or should have known that during the 15-day period immediately preceding or following the date of your transaction, the same Security was purchased or sold, or was being considered for purchase or sale, by a Trust :
•	Securities transactions in any account over which you have no direct or indirect influence or control;

•	Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchased a Security issued by your employer;

•	Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, as long as you acquired these rights from the issuer, and sales of such rights;

•	Purchases or sales that are non-volitional, including purchases or sales upon the exercise of written puts or calls and securities sold at a broker’s discretion from a margin account pursuant to a bona fide margin call; and

•	Purchases or sales of any of the following securities:
•	Direct obligations of the U.S. government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Shares issued by registered, open-end investment companies.
If you are otherwise required to make a report, you may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the Security included in the report.

PART B — ALL TRUSTEES AND TRUST OFFICERS
I. ADDITIONAL REPORTING REQUIREMENTS
     A. Insider Reporting Liability. All Trustees and Trust Officers are subject to the provisions of Section 16(b) of the Exchange Act, as set forth below.
     B. SEC Reporting. Trustees and Trust Officers must file certain reports with the SEC and the New York Stock Exchange concerning their holdings, and any changes thereto, of Trust shares. This includes shares over which a Trustee or Trust Officer has any beneficial ownership, such as shares held by a member of your family living in your household or shares subject to an arrangement (such as a power of attorney) that provides you with sole or shared voting or investment power over their securities account. If Trustees or Trust Officers fail to file a report, the Trusts must disclose the failure in their annual proxy statement to shareholders, and the Trustee or Trust Officer and the Trust could suffer penalties as a result. The Trusts’ Compliance Department will file these Forms for Trustees and Trust Officers, but Trustees and Trust Officers must notify the Compliance Department promptly of your transactions in Trust shares. Please note that under these regulations, the reporting obligation is ultimately the Trustee’s or Trust Officer’s responsibility, not the Trusts’ or the Adviser’s.
•	Form 3. The initial ownership report by a Trustee or Trust Officer is required to be filed on Form 3. This report must be filed within 10 days after a person becomes a Trustee or Trust Officer to report all current holdings of Trust shares.

•	Form 4. Any change in ownership of Trust shares must be reported on Form 4 unless you are eligible for deferred reporting on year-end Form 5. The Form 4 must be filed electronically before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership has been executed.

•	Form 5. Any transaction or holding that is exempt from reporting on Form 4, such as small purchases of stock, gifts, etc. may be reported electronically on a deferred basis on Form 5 within 45 calendar days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.
     C. Liability for Short-Swing Profits. Under the U.S. securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including the Trusts) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the Trust or its designated payee upon request. Profit is measured by matching the highest sale price with the lowest purchase price within six months. Trustees are subject to potential short swing profit liability for so long as they are subject to Section 16(a) reporting requirements, which could continue for a period of time after they cease to be a Trustee.

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APPENDIX I
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DEFINITIONS
General Note
The definitions and terms used in this Code of Ethics are intended to mean the same as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in this Code is not defined, you should follow the definitions and meanings in the 1940 Act or other federal securities laws, as applicable.
Access person means:
•	any Trustee or officer of a Trust;

•	any employee of a Trust (or of any company in a control relationship to a Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Trust or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

•	any natural person in a control relationship to a Trust who obtains information concerning recommendations made to a Trust with regard to the purchase or sale of securities by a Trust.
Note: Persons who are access persons of a Trust because of their position with the Trust or with that Trust’s adviser or sub-adviser, will generally not be considered access persons of another Trust, unless they satisfy the criteria described above with respect to that particular Trust, e.g., an access person of one Trust covered by this joint Code is not automatically considered an access person of another Trust covered by this Code.
Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.
Control means the same as it does under Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. The SEC may determine, however, that the facts and circumstances of a given situation that may counter this presumption.
Trust officers means any person lawfully elected by the Board of Trustees and authorized to act on behalf of the Trust. Additional information regarding the Trusts’ officers may be found in each Trust’s Statement of Additional Information, respectively.
High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).
Independent Trustee means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act. Both Trusts’ Independent Trustees are:
John Bartholdson
Frederick S. Hammer
Asuka Nakahara
Richard L. Sutton
IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
Interested Trustee means a Trustee of the Trust who is an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act. The Trust’s interested Trustees are:
T. Ritson Ferguson
Jarrett B. Kling
Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.
Security means the same as it does under Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, or shares issued by registered, open-end investment companies.
A Security held or to be acquired by the Trust means: (A) any Security that within the most recent 15 days (i) is or has been held by the Trust; or (ii) is being or has been considered by the Trust’s adviser for purchase by the Trust; and (B) any option to purchase or sell, and any security convertible into or exchangeable for, any Security described in (A) of this definition.
A Security is being purchased or sold by the Trust from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the Trust until the program has been fully completed or terminated.
A Security is being considered for purchase by the Trust when a Security is identified to one or more Independent Trustees as such by the investment adviser to the Trust.

APPENDIX II
ING CLARION REAL ESTATE INCOME FUND
ING CLARION GLOBAL REAL ESTATE INCOME FUND
COMPLIANCE CERTIFICATION

Initial Certification

I certify that I:	(i) have received, read and reviewed the Trust’s Code of Ethics;
(ii) understand the policies and procedures in the Code;
(iii) recognize that I am subject to such policies and procedures;
(iv) understand the penalties for non-compliance;
(v) will fully comply with the Trust’s Code of Ethics; and
(vi) have fully and accurately completed this Certificate.

Signature:

Name:	(Please print)
Date Submitted:
Date Due:

Annual Certification

I certify that I:	(i) have received, read and reviewed the Trust’s Code of Ethics;
(ii) understand the policies and procedures in the Code;
(iii) recognize that I am subject to such policies and procedures;
(iv) understand the penalties for non-compliance;
(v) have complied with the Trust’s Code of Ethics and any applicable reporting requirements during this past year;
(vi) have fully disclosed any exceptions to my compliance with the Code below;
(vii) will fully comply with the Trust’s Code of Ethics; and
(vi) have fully and accurately completed this Certificate.

EXCEPTION(S):

Signature:

Name:	(Please print)
Date Submitted:
Date Due: